Exhibit 10.4

March 17, 2009

Peter Edison

Dear Peter:

The 2009 bonus plan reflects the goals for our company this coming year. Your bonus is based on Adjusted EBITDA (Earnings Before Income Tax Depreciation Amortization), as reported to our sub-debt lender.

12.50%	of your cumulative salary if the company achieves Adjusted EBITDA of	$ 8,800,000
20.00%	of your cumulative salary if the company achieves Adjusted EBITDA of	$ 9,600,000
35.00%	of your cumulative salary if the company achieves Adjusted EBITDA of	$10,400,000
42.50%	of your cumulative salary if the company achieves Adjusted EBITDA of	$11,100,000
57.50%	of your cumulative salary if the company achieves Adjusted EBITDA of	$12,100,000
85.83%	of your cumulative salary if the company achieves Adjusted EBITDA of	$13,100,000
99.17%	of your cumulative salary if the company achieves Adjusted EBITDA of	$14,100,000

In addition, you will earn 12.5% of your cumulative salary if, in the opinion of the Compensation Committee, you meet the goals outlined in the document provided to you separately and the company achieves at least $8 million in adjusted EBITDA.

I will send a quarterly update in conjunction with our earnings announcement to update you on the performance of the company versus the bonus plan.

The 2009 bonus period covers the fiscal months of February 2009 through January 2010. You must be an active employee of Bakers Footwear Group at the time the bonus is paid to be eligible to receive your bonus.

I am hopeful that we will make some bonus this year!

Sincerely,

/s/ Andrew Baur

Andrew Baur

Chairman, Compensation Committee